AMENDMENT TO ASSET PURCHASE AGREEMENT




      THIS  AMENDMENT is made and entered into this 30th  day  of
December,  1999, by and between SEABOARD CORPORATION, a  Delaware
corporation   ("Seaboard"),  and  CONAGRA,   INC.,   a   Delaware
corporation ("ConAgra").


RECITALS:

    (a)   On December 6, 1999, Seaboard and ConAgra entered
          into an Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which Seaboard agreed to sell to ConAgra and ConAgra agreed to purchase from Seaboard certain assets owned by Seaboard which are used exclusively in connection with the poultry business (the "Business") as conducted by Seaboard Farms of Kentucky, Inc. ("Seaboard Kentucky") and Seaboard Farms of Athens, Inc., Seaboard Farms of Elberton, Inc. and Seaboard Farms of Chattanooga, Inc. (the "Seaboard Subsidiaries") and substantially all of the Seaboard Subsidiaries' assets related to the Business, and all of the issued and outstanding shares of the capital stock of Seaboard Kentucky.

    (b)   Seaboard  and ConAgra desire to amend  the  Asset
          Purchase Agreement as hereinafter set forth.


AGREEMENT:

    1.    The  parties  hereby agree that  the  Asset  Purchase
Agreement is amended as follows:

    (a) Section 3.3 of the Asset Purchase Agreement is hereby deleted and replaced in its entirety by the following:

               3.3   Payment  of Purchase  Price.
               Three Hundred Sixty Million Dollars ($360,000,000) of the Purchase Price (the "Preliminary Payment") shall be paid by ConAgra as follows:
               (a) $352,630,300 shall
               be paid to Seaboard by wire transfer in immediately available funds on the Closing Date in accordance with wire transfer instructions to be provided by Seaboard, and
               (b) $7,369,700 of the Purchase Price (the "Escrow Amount") shall be deposited with Lawyers Title Insurance Corporation ("Escrow Agent") to be held and disbursed pursuant to the terms of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit 3.3. The balance of the Purchase Price, if any, shall be paid on the Settlement Date, as defined in Section 4.7."

    (b) Section 3.1 of the Asset Purchase Agreement is hereby amended by adding the following at the end of the last sentence:

               "For  purposes hereof, Seaboard's share
               of any Sales Taxes, Title Insurance Fees, Environmental Fees (including the cost of testing with respect to the environmental undertakings set forth on Exhibit 10.10), or Real Estate Transfer Taxes remaining unpaid at Closing shall be deemed a "Payable"."

    (c)   The  last  sentence of Section 6 of the Asset  Purchase
          Agreement  is  hereby  deleted  and  replaced  in   its
          entirety by the following:

               "The Closing shall be effective as of the open of business on the Closing Date."

    (d)   A  new  section  6.1.10 is hereby added  to  the  Asset
          Purchase   Agreement   by   inserting   the   following
          provision:

               "6.1.10    Escrow  Agreement.   Execute   and
               deliver the Escrow Agreement."

    (e)   A  new  section  6.2.16 is hereby added  to  the  Asset
          Purchase   Agreement   by   inserting   the   following
          provision:

               "6.2.16    Escrow  Agreement.   Execute   and
               deliver the Escrow Agreement."

    (f) Section 6.3 of the Asset Purchase Agreement is hereby deleted and replaced in its entirety by the following:

               "6.3 Ancillary Documents. For purposes of this Agreement, the term "Ancillary Documents" shall mean the Trademark Agreement, Assignment and Assumption Agreement, the Bill of Sale, the Deeds, the Lease Assignment, the Trademark Assignments, the Developed Software License, the Transition Services Agreement and the Escrow Agreement."

    (g)   A  new Section 10.11 is hereby added to the Asset
          Purchase   Agreement   by   inserting   the   following
          provision:

               "10.11 Tax-Exempt IRB'. Seaboard agrees to pay the principal, accrued interest and penalties (if any) of the tax-exempt industrial revenue bonds set forth on Exhibit
               10.11 (the "Tax-Exempt IRB's") on the dates set forth on Exhibit 10.11.

    (h) Section 22 of the Asset Purchase Agreement is hereby amended by adding the following at the end of the last sentence:

               "Sales Taxes, Title Insurance Fees, Environmental Fees and Real Estate Transfer Taxes shall be adjusted between Seaboard and ConAgra as set forth on the Preliminary Settlement Statement."

    (i)   A  new Section 10.12 is hereby added to the Asset
          Purchase   Agreement   by   inserting   the   following
          provision:

               "10.12 Capital   Improvement   Project Undertakings.

               (a)  Known Issues.  Seaboard
                    hereby acknowledges receipt of a ConAgra
                    memorandum, dated December 30, 1999 (the
                    "Memo"),  and ConAgra Poultry  Company's
                    review    of   Seaboard's   construction
                    improvement  projects  attached  thereto
                    (the   "Attachment").   Seaboard  hereby
                    acknowledges  ConAgra's  position   that
                    under  Section  10.8  of  the  Agreement
                    Seaboard  is responsible to correct  and
                    remedy  the issues detailed in the  Memo
                    and   Attachment.    ConAgra   in   turn
                    acknowledges  Seaboard has not  conceded
                    responsibility  for the issues  detailed
                    in  the Memo and the Attachment and  the
                    parties  agree to work together in  good
                    faith  after the Closing to address  the
                    issues  detailed  in the  Memo  and  the
                    Attachment   in  accordance   with   and
                    pursuant   to   Section  10.8   of   the
                    Agreement.

               (b)  Rendering Press Facility.
                    With  respect to the Capital Improvement
                    Project at Mayfield, Seaboard hereby reaffirms its obligations under Section
                    10.8 to install and make operational at the Mayfield, Kentucky facility a new, one meter rendering press.

    (j)   A  new Section 10.13 is hereby added to the Asset
          Purchase   Agreement   by   inserting   the   following
          provision:

               "10.13 DSI Water Knives. In the event ConAgra acquires and installs a second DSI water knife at the Chattanooga deboning facility by January 3, 2001, Seaboard agrees to reimburse ConAgra an amount equal to the lesser of (a) $500,000, or (b) one-half (1/2) of all costs, fees and expenses incurred by ConAgra to acquire and install the second DSI knife at the Chattanooga deboning facility. Such payment shall be made by Seaboard upon ConAgra's presentation of documentation reasonably acceptable to Seaboard reflecting ConAgra's fees, costs and expenses incurred by ConAgra to acquire and install the second DSI water knife at the Chattanooga facility.

    2.    The  parties  hereto  reaffirm  the  Asset  Purchase
Agreement as herein amended.

    3. This Amendment may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

    4. This Amendment shall be effective upon execution hereof, provided that the amendment in Section 1(c) shall not be effective in the event that any material Y2K issues become apparent upon the start-up on January 3, 2000 of the plants and facilities comprising the Business. Absent written notice to the contrary from ConAgra to Seaboard on or before January 4, 2000,
Section 1(c) shall be deemed to be effective.



      IN WITNESS WHEREOF, the parties have each executed this Amendment Agreement on the date first above written.

SEABOARD CORPORATION,              CONAGRA, INC.,
a Delaware corporation             a Delaware corporation



By:  /s/ Robert L. Steer                     By:  /s/ Dwight J. Goslee
Its: Vice President and                      Its: Senior Vice President
     Chief Financial Officer                      Mergers and Acquisitions


The following exhibits and schedules have been excluded from this filing, registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request:


Exhibit 10.11-Tax Exempt IRB's